UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 17, 2014

iGATE Corporation

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction

of Incorporation)

000-21755	25-1802235
(Commission File Number)	(IRS Employer Identification No.)

6528 Kaiser Drive, Fremont, CA	94555
(Address of Principal Executive Offices)	(Zip Code)

(510) 896-3015

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2014, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of iGATE Corporation (the “Company”) approved a discretionary cash bonus for Mr. Ashok Vemuri, the Company’s President and Chief Executive Officer, in the amount of $28,000 in recognition of his strategic initiatives and speed of implementation during 2013. This bonus is in addition to the compensation, including the Annual Performance Based Incentive of $147,000, set forth in the Senior Executive Employment Agreement, dated August 28, 2013, by and between the Company and Mr. Vemuri. In the same meeting, the Committee discussed the performance based compensation terms for Mr. Vemuri. The Committee approved Mr. Vemuri’s annual performance-based incentive compensation for 2014 with a target annual bonus of $500,000, and the actual annual bonus payable to Mr. Vemuri for 2014 will be based upon the Company’s achievement of certain revenue, earnings per share (EPS) and earnings before interest, taxes, depreciation and amortization (EBITDA) targets set by the Compensation Committee, ranging from 0% to 200% of the performance-based compensation target.

On January 17, 2014, Mr. Vemuri recommended and the Compensation Committee approved a change to the compensation terms of Mr. Srinivas Kandula, the Company’s Executive Vice President and Chief People Officer, resulting in an increase of the annual base salary for 2014 to 14,000,000 Indian Rupees (“Rs.”) ($224,404) from 10,000,000 Rs. ($160,288) and also an increase of his performance-based target bonus for 2014 under the Company’s 2011 Annual Incentive Compensation Plan (the “Plan”) to 7,000,000 Rs. ($112,202) from 5,000,000 Rs. ($80,144) with a maximum payout of 150% of the target. The Committee also approved payment of annual performance-based incentive compensation for 2013 in the amount of 5,075,000 Rs. ($81,346). The recommended annual bonus payable to Mr. Kandula for 2013 was based upon the Company’s achievement of certain performance measures determined by the CEO of the Company. Mr. Kandula is an employee of iGATE Global Solutions Limited (“iGS”), a subsidiary of the Company. iGS and Mr. Kandula intend to amend his existing employment agreement to reflect the revised terms noted above.

On January 17, 2014, Mr. Vemuri recommended and the Compensation Committee approved a change to the compensation terms of Mr. Sujit Sircar, the Company’s Executive Vice President and Chief Financial Officer, resulting in an increase of the annual base salary for 2014 to 16,650,000 Rs. ($266,880) from 12,000,000 Rs. ($192,346) and an increase of his performance-based target bonus for 2014 under the Plan to 8,350,000 Rs. ($133,841) from 7,200,000 Rs. ($115,408) with a maximum payout of 150% of the target. The Committee also approved payment of annual performance-based incentive compensation for 2013 in the amount of 9,000,000 Rs. ($144,260) The recommended annual bonus payable to Mr. Sircar for 2013 was based upon the Company’s achievement of certain performance measures determined by the CEO of the Company. As Mr. Sircar is a Wholetime Director of iGS, the amended annual salary and bonus target and award for 2014 require, and are conditioned upon, the approval of the shareholder of iGS. iGS and Mr. Sircar intend to amend his existing employment agreement to reflect the revised terms noted above.

The U.S. Dollar conversions set forth above reflect the conversion ratio between the U.S. Dollar and the Indian Rupee as of the date of this report and are subject to change based upon the conversion ratio on the applicable payment date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iGATE CORPORATION

By:	/s/ Mukund Srinath

Name:	Mukund Srinath

Title:	Senior Vice President – Legal & Corporate Secretary

February 6, 2014